______________________________________________________________________

CONTACT: Scott Anthony –Investor Relations

(770) 989-3105

Laura Asman – Media Relations

(770) 989-3023

Helene Krupp – Shareowner Relations

(770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES ANNOUNCES VOLUME

AND OPERATING PERFORMANCE EXPECTATIONS FOR

FOURTH-QUARTER 2000 AND 2001

ATLANTA, December 7, 2000 -- Coca-Cola Enterprises Inc. today announced volume and operating performance expectations for fourth-quarter 2000 and full-year 2001.

For the fourth quarter, the Company said North American bottle and can volume is expected to be positive, with volume growth in the Company’s United States territories of approximately 1 percent. North American volume will be lower than previous guidance as a result of softness in the Company’s Canadian territories. Volume in Europe will grow in a range of 4 percent to 5 percent, bringing total Company volume growth for the quarter to more than 1 percent.

The Company said it continues to expect full-year 2000 net income per diluted common share of approximately 50 cents, with revised cash operating profit* of approximately $2.38 billion, excluding nonrecurring items.

* Cash operating profit is defined as earnings before deducting interest, taxes, depreciation, amortization, and other operating items.

"We are encouraged by continued volume growth in the United States throughout the fourth quarter and are confident this volume growth trend will accelerate in 2001," said John R. Alm, president and chief operating officer. "Although North American volume growth in 2000 remained soft, we believe volume trends will strengthen in 2001 as we roll out improved national and local marketing programs, implement more moderate price increases, and introduce several new packages and brands."

For 2001, the Company expects North American physical case bottle and can volume to grow 3 percent to 4 percent, and volume in its European territories to improve by 4 percent to 6 percent. 2001 currency-neutral cash operating profit growth is anticipated to be in a range of 6 percent to 7 percent, reaching $2.525 billion to $2.550 billion. Based on current expectations for amortization, depreciation, and other expenses, the Company expects net income per diluted common share, excluding the potential effects of currency translations, to be approximately 60 cents. Currency translation rates are currently below the average rates experienced by the Company in 2000. Should currency rates remain at current levels, 2001 net income per diluted common share would be reduced by 1 to 2 cents.

"The ongoing strength of the British pound sterling versus the euro is expected to continue affecting market conditions in Great Britain, reducing the Company’s overall cash operating profit growth rate for 2001," said Mr. Alm. "As we continue implementing our strategies to address the retail price issues in this market in 2001, our performance will be below our long-term cash operating profit growth objective of 8 percent to 10 percent."

"Despite recent short-term, market-specific challenges, Coca-Cola Enterprises continues to build on our established strengths of superior marketplace execution and locally focused brand building initiatives through the expertise and dedication of our employees," said Summerfield K. Johnston, Jr., chairman and chief executive officer. "Long term, we believe these strengths – which have become the industry benchmark for bottler performance – will combine with our successful efforts to rationalize our pricing structure to generate sustained COP growth."

Coca-Cola Enterprises President and Chief Operating Officer John R. Alm and other members of the Company’s senior management team will meet with financial analysts Friday morning, December 8. The meeting will be presented live via webcast beginning at 8:15 AM EST on the Company’s web site, www.cokecce.com.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company’s operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company’s 1999 Annual Report, and on page 19 of the Company’s Third-Quarter 2000 Form 10-Q.

# # #